UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

June 6, 2023
Date of Report (date of earliest event reported)

NovoCure Limited
(Exact name of registrant as specified in its charter)

Jersey	001-37565		98-1057807
(State or other jurisdiction of incorporation or organization)	(Commission File Number)		(I.R.S. Employer Identification No.)

No. 4 The Forum, Grenville Street	St. Helier	Jersey	JE2 4UF
(Address of Principal Executive Offices)			(Zip Code)
+44 (0) 15 3475 6700
Registrant's telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, no par value	NVCR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 7.01 Regulation FD Disclosure

On June 6, 2023, NovoCure Limited (the "Company" or "Novocure"), issued a press release announcing that on that day it will present positive results from the phase 3 LUNAR clinical trial evaluating the use of Tumor Treating Fields (TTFields) therapy together with standard therapies for the treatment of non-small cell lung cancer (NSCLC) at the 2023 American Society of Clinical Oncology (ASCO) Annual Meeting. The press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Novocure will host an investor event at 2 p.m. CDT on Tuesday, June 6, 2023. The event will include a presentation and discussion of the LUNAR clinical trial data, featuring leading thoracic oncologists, investigators, and Novocure leadership. A live webcast of the event will be available on the investor relations page of www.novocure.com. For more information or to request in-person attendance, please contact Novocure investor relations (investorinfo@novocure.com).

The information contained in this Item 7.01 of this Current Report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01 Other Events

On June 6, 2023 at the 2023 ASCO Annual Meeting, Novocure will present positive results from the phase 3 LUNAR clinical trial. The LUNAR trial met its primary endpoint with a statistically significant and clinically meaningful 3-month improvement in median overall survival (OS) when TTFields therapy was added to standard therapies (HR: 0.74, P=0.035).

Patients randomized to receive TTFields therapy together with standard therapies (n=137) demonstrated median OS of 13.2 months compared to 9.9 months in patients treated with standard therapies alone (n=139). A profound OS benefit from TTFields therapy was demonstrated in the immune checkpoint inhibitor (ICI) subgroup. Patients randomized to receive TTFields therapy and physician’s choice ICI (n=66) demonstrated a median OS of 18.5 months versus a median OS of 10.8 months in patients treated with ICIs alone (n=68; HR=0.63; P=0.03). Patients randomized to receive TTFields therapy and docetaxel (n=71) had a positive survival trend with a median OS of 11.1 months vs 8.7 months in patients treated with docetaxel alone (n=71). TTFields therapy was well-tolerated with no added systemic toxicities and few grade 3 (no grade 4 or 5) device-related adverse events.

Baseline characteristics were well balanced between cohorts: median age was 64 years (range, 22-86); 65% male; 96% of patients had an ECOG performance status of 0-1. Patients were enrolled at sites in North America (30%), Western Europe (30%), Eastern Europe (30%) and East Asia (9%). One-year survival rates for patients treated with TTFields therapy together with standard therapies was 53% versus 42% for patients treated with standard therapies alone (P=0.04). A landmark three-year survival analysis for patients treated with TTFields therapy together with standard therapies demonstrated a nearly threefold improvement, extending to 18% versus 7% for patients treated with standard therapies alone (P=0.015). Median progression-free survival (PFS) for patients treated with TTFields therapy together with standard therapies was 4.8 months versus 4.1 months in patients treated with standard therapies alone.

Of patients randomized, 89% had one prior line of systemic therapy and 31% of patients randomized had been treated with an ICI (58% of patients randomized to the docetaxel cohort and 2% of patients randomized to the ICI cohort). ICIs were approved for first-line NSCLC in 2017 during the conduct of the LUNAR study, and PD-L1 expression data were collected thereafter in geographic regions where ICIs had been adopted. Tumor Proportion Scores were available for 151 patients globally (55%) and were well balanced across the cohorts. In all patients treated with ICI and with measured Tumor Proportion Scores, 63% had PD-L1 expression >1%, which is in-line with real-world data. PD-L1 expression data were collected from 83% of patients (69 of 83 patients) enrolled at U.S. sites and were well balanced across the four cohorts.

PD-L1Status:

PD-L1 Expression	TTFields + SOC (n=137)	SOC (n=139)	TTFields + ICI (n=66)	ICI (n=68)	TTFields + DTX (n=71)	DTX (n=71)
<1%	17%	17%	18%	24%	16%	10%
1-49%	27%	29%	26%	27%	28%	31%
>50%	7%	13%	8%	12%	7%	14%

DTX = docetaxel; ICI = immune checkpoint inhibitor; SOC = standard of care

Novocure has submitted the LUNAR clinical trial results for publication in a leading, peer-reviewed medical journal. The LUNAR clinical trial data are expected to serve as the basis for a Premarket Approval (PMA) submission to the U.S. Food and Drug Administration in the second half of 2023.
Item 9.01 Financial Statements and Exhibits

(d)    Exhibits

Exhibit No.	Description

99.1	Press Release of NovoCure Limited, dated June 6, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovoCure Limited
(Registrant)

Date: June 6, 2023

By: /s/ Ashley Cordova
Name: Ashley Cordova
Title: Chief Financial Officer